Exhibit 99.1


Press Release                                              FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                   Contact:  Kurt D. Rosenberger
                                                          Phone:  (812) 829-2095


                        HOME FINANCIAL BANCORP ANNOUNCES
                             SECOND QUARTER RESULTS

     Spencer, Indiana - (February 9, 2005) Home Financial Bancorp ("Company") (NASDAQ Symbol "HWEN"), an Indiana corporation which is the holding company for Owen Community Bank, s.b., ("Bank") based in Spencer, Indiana, announces results for the second quarter and six months ended December 31, 2004.

     Second Quarter Highlights:
     --------------------------

     o    Net interest income increased 11% to $827,000;

     o    Interest income rose 5% to $1,210,000;

     o    Net income grew 24% to $138,000.

     Six Months Highlights:
     ----------------------

     o    Net interest income increased 10% to $1.6 million;

     o    Interest expense decreased 9% to $753,000;

     o    Net income grew 19% to $251,000.

     For the quarter ended December 31, 2004, the Company reported a 24.3% increase in earnings compared to the same period in 2003. Net income for the fiscal second quarter was $138,000, or $.11 basic earnings per share and $.10 diluted earnings per share. For the same period last year, net income was $111,000 or $.08 basic and diluted earnings per share.

     Interest  income  increased  $61,000  or 5.3% for the  three  months  ended
December 31, 2004, compared to the same period in 2003. Interest from loans increased $55,000 or 5.0% to $1.1 million. This increase resulted from a higher average balance of loans outstanding. Loans outstanding at December 31, 2004 reflected an increase of $4.2 million or 8.2% compared to a year earlier.

     The increase in interest income combined with lower interest expense to produce an increase in net interest income. Interest expense for deposits and borrowings decreased $21,000 or 5.3% to $383,000. Maturity of higher rate certificates of deposit and borrowings in a period of lower interest rates led to this overall decline in the cost of funds. The Company's cost of funds fell 34 basis points to 2.77% for the quarter ended December 2004 from 3.11% a year earlier.

     The Company's net interest margin for the quarter ended December 31, 2004 increased to 5.5%, compared to 5.3% for the quarter ended December 31, 2003. Net interest income before the provision for loan losses increased 11.0% to $827,000 for the three months ended December 31, 2004, compared to $745,000 a year earlier.

     Loan loss provisions were unchanged, totaling $60,000 for quarters-ended December 31, 2004 and 2003. A regular assessment of loan loss allowance adequacy indicated that these provisions were required to maintain an appropriate allowance level. The volume, composition and quality of the loan portfolio, as well as actual loan loss experience, will influence the need for future loss provisions.

     Non-interest income was $75,000 for the three months ended December 31, 2004. For the same period last year, non-interest income was $77,000. Gain on sale of real estate held for investment totaled $9,000, compared to $20,000 for second quarter 2004. More frequent non-customer ATM use increased related service fee income to $11,000, compared to $2,000 for the year-earlier period.

     Non-interest expense increased 5.9% to $660,000 from $623,000 for the same period a year earlier. Modest increases in several expense categories, such as salaries and employee benefits and professional fees, contributed to this increase. In addition, net occupancy expense increased $11,000 compared to the year-earlier period. However, occupancy expense was unusually low for the quarter-ended December 31, 2003 due to a $16,000 adjustment to accrued property taxes.

     Company's management and directors have been investigating the possibility of de-listing its stock and de-registering with the Securities and Exchange Commission ("SEC"). The Company is primarily concerned with the escalating costs and additional allocation of management's time that is becoming necessary under the Sarbanes-Oxley Act of 2002. This concern is further heightened under the pending implementation of Section 404 that will impact the Company beginning with the fiscal year ended June 30, 2006.

     This de-registering strategy would reduce future expenses associated with SEC reporting requirements as well as NASDAQ filing fees, but would also result in the Company's common stock no longer being quoted on the NASDAQ Small Cap Market. In order to de-register, the Company must first have fewer than 300 shareholders of record. The Company currently has fewer than 300 shareholders of record. The Company's shares trade infrequently and residents of Indiana hold many shares. Therefore, it is management's belief that any negative impact on the liquidity of the shares as a result of de-registering and de-listing would be minimal.

     For the six-month period ended December 31, 2004, net income grew 19.0% to $251,000, or $.19 earnings per share. Net income was $211,000 or $.16 earnings per share for the six months ended December 31, 2003.

     Net interest income before the provision for loan losses increased 9.9% to $1.6 million from $1.5 million, for the year-earlier period due to an increase of interest income from loans. Interest income from loans increased $75,000 or 3.4% compared to the same period in 2003. The increase in loan revenue resulted from a larger balance of outstanding loans during the first half of fiscal 2005 compared to the year-earlier period.

     Interest expense for deposits and borrowings decreased $71,000 or 8.6%. Interest expense fell due to a reduction in the volume of higher-costing borrowings and time deposits. An increase in non-interest bearing deposit balances also contributed to the overall decrease in funding costs.

     Loan loss provisions were unchanged at $120,000 for the six month periods-ended December 31, 2004 and 2003. These loan loss provisions reflect management's assessment of various risk factors including, but not limited to, the level and trend of loan delinquencies, and the effectiveness of collection efforts.

     Non-interest income was $139,000 for the first half of fiscal 2005, compared to $146,000 a year earlier. For the six months ended December 31, 2004, gain on the sale of real estate acquired for development decreased to $9,000 from $32,000 for the year-earlier period. Offsetting some of that decrease, service fee income for non-customer ATM use increased $15,000, compared to the year-earlier period.

     Non-interest expense increased $71,000 or 5.7% to $1.3 million for the six-month period ended December 31, 2004. Higher salaries and employee benefits, computer processing fees, plus printing and supplies expense combined to drive up non-interest expense. Partially offsetting the overall increase, equipment expense decreased compared to the same six-month period a year earlier.

     At December 31, 2004, total assets were $68.1 million. Assets increased $4.7 million or 7.3% since June 30, 2004. Assets increased due to a $4.2 million or 8.2% increase in total loans to $55.3 million. Despite the purchase of a $150,000 local municipal bond during the period, pay-downs on mortgage-backed securities led to a $200,000 or 8.2% decrease in total investment securities. Cash and cash equivalents increased 21.0% to $4.4 million.

     Loans delinquent 90 days or more increased to $1.2 million or 2.2% of total loans at December 31, 2004, compared to $636,000 or 1.2% of total loans at June 30, 2004. At December 31, 2004, non-performing assets were $2.0 million or 3.0% of total assets, compared to $1.6 million or 2.6% of assets at June 30, 2004. Non-performing assets included $815,000 in Real Estate Owned ("REO") and other repossessed properties at December 31, 2004, compared to $990,000 six months earlier.

     The allowance for loan losses decreased 4.0% to $380,000 from $396,000 six months earlier. Net loan losses for the two-quarter period ended December 31, 2004 were $136,000, compared to $57,000 for the year-earlier period. Periodic provisions to loan loss allowances reflect management's view of risk in the Company's entire loan portfolio due to a number of dynamic factors, including current economic conditions, quantity of outstanding loans and loan delinquency trends. Management considered the level of loan loss allowances at December 31, 2004 to be adequate to cover estimated losses inherent in the loan portfolio at that date.

     Deposits increased $3.0 million or 7.7% to $41.9 million as of December 31, 2004. Contributing to this increase, non-interest-bearing deposits increased $784,000 or 32.5% to $3.2 million, compared to six months earlier. Total borrowings increased $1.5 million or 8.8% to $18.5 million at December 31, 2004.

     Shareholders' equity was $7.1 million or 10.4% of total assets at December 31, 2004. The Company's book value per share was $5.24 based on 1,356,050 shares outstanding. Factors impacting shareholder equity during the first half of fiscal 2005 included net income, two quarterly cash dividends totaling $.06 per share, a $24,000 increase in unrealized gain on securities available for sale, and $260,000 net increase in unamortized costs associated with stock-based employee benefit plans.

     The increase in unamortized costs for stock-based employee benefit plans resulted from the purchase of 50,000 shares of the Company's common stock by the Trustee of the Owen Community Bank, s.b. Recognition and Retention Plan and Trust ("Plan") for $267,000, or $5.34 per share, in a private transaction on November 30, 2004. These shares were approved by the Company's shareholders on October 12, 2004 and will be used to make future awards of shares under the Plan.

     Home Financial Bancorp and Owen Community Bank, s.b., an FDIC-insured, federal stock savings bank, operate from headquarters in Spencer, Indiana, and a branch office in Cloverdale, Indiana.

                             HOME FINANCIAL BANCORP
                        Consolidated Financial Highlights
                                   (Unaudited)
         (Dollars in thousands, except per share and book value amounts)


FOR THREE MONTHS ENDED DECEMBER 31:                   2004              2003
                                                      ----              ----
Net Interest Income                                   $827               $745
Provision for Loan Losses                               60                 60
Non-interest Income                                     75                 77
Non-interest Expense                                   660                623
Income Tax                                              44                 28
Net Income                                             138                111

Basic Earnings Per Share:                            $ .11              $ .08
Diluted Earnings Per Share:                          $ .10              $ .08
Average Shares Outstanding - Basic               1,306,392          1,306,325
Average Shares Outstanding - Diluted             1,328,834          1,330,532

FOR SIX MONTHS ENDED DECEMBER 31:                     2004              2003
                                                      ----              ----
Net Interest Income                                 $1,637             $1,489
Provision for Loan Losses                              120                120
Non-interest Income                                    139                146
Non-interest Expense                                 1,332              1,261
Income Tax                                              73                 43
Net Income                                             251                211

Basic and Diluted Earnings Per Share:                $ .19              $ .16
Average Shares Outstanding - Basic               1,313,413          1,304,533
Average Shares Outstanding - Diluted             1,334,860          1,325,312

                                                  December 31,        June 30,
                                                      2004              2004
                                                      ----              ----
Total Assets                                       $68,076            $63,426
Total Loans                                         55,297             51,117
Allowance for Loan Losses                              380                396
Total Deposits                                      41,882             38,896
Borrowings                                          18,500             17,000
Shareholders' Equity                                 7,111              7,126

Non-Performing Assets                                2,023              1,626
Non-Performing Loans                                 1,208                636

Non-Performing Assets to Total Assets                 2.97%              2.56%
Non-Performing Loans to Total Loans                   2.18               1.24

Book Value Per Share*                                $5.24              $5.25

   *Based on 1,356,050 shares at December 31, 2004 and June 30, 2004.